Exhibit 3.2

ASHFORD HOSPITALITY TRUST, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND
PREFERENCES OF A SERIES OF PREFERRED STOCK

September 14, 2022

Ashford Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland and its corporate office in Dallas, Texas certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Under a power contained in Section 2-208 of the Maryland General Corporation Law (the “MGCL”) and Article V of the Corporation’s Articles of Amendment and Restatement (as the same may be amended or supplemented, the “Charter”), the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof on February 22, 2022 and April 27, 2022, respectively, classified and designated an aggregate of 28,000,000 shares of the unissued and undesignated shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) and provided for their issuance in a combined total of up to 28,000,000 shares of (1) Series J Redeemable Preferred Stock, par value $0.01 per share, of the Corporation, with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the articles supplementary filed by the Corporation with the Department on April 28, 2022, and (2) Series K Redeemable Preferred Stock, par value $0.01 per share, of the Corporation, with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the articles supplementary filed by the Corporation with the Department on April 28, 2022.

SECOND:  Under a power contained in Section 2-208 of the MGCL and Article V of the Corporation’s Charter, the Board on September 12, 2022 reclassified the 28,000,000 authorized but unissued shares of Series J Redeemable Preferred Stock, par value $0.01 per share, or Series K Redeemable Preferred Stock, par value $0.01 per share, as unclassified and unissued shares of Preferred Stock of the Corporation.

THIRD:  Under a power contained in Section 2-208 of the MGCL and Article V of the Corporation’s Charter, the Board on September 12, 2022 classified and designated an aggregate of 28,000,000 shares of the unissued and undesignated shares of Preferred Stock and provided for their issuance in a combined total of up to 28,000,000 shares of (1) Series J Redeemable Preferred Stock, par value $0.01 per share, of the Corporation (“Series J Preferred Stock”), with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the articles supplementary filed by the Corporation with the Department on September 14, 2022, as from time to time determined by the Board or a duly authorized committee thereof, and (2) Series K Redeemable Preferred Stock, par value $0.01 per share, of the Corporation (“Series K Preferred Stock”), with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth herein. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

(1)            Designation and Number.

(a)            A series of Preferred Stock of the Corporation designated the “Series K Redeemable Preferred Stock” is hereby established. The par value of the Series K Preferred Stock is $0.01 per share.

(b)            The total number of authorized shares of Series J Preferred Stock and Series K Preferred Stock shall be 28,000,000 in the aggregate. Prior to the issuance of any Series J Preferred Stock or Series K Preferred Stock, the Board or an authorized committee thereof shall determine whether such shares shall be issued as Series J Preferred Stock or Series K Preferred Stock, and such determination shall be recorded in the records of the Corporation.

(2)            Rank. The Series K Preferred Stock will rank, with respect to the payment of dividends and rights upon liquidation, dissolution or winding up of the affairs of the Corporation: (i) prior or senior to any class or series of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) and any other class or series of equity securities, if the holders of Series K Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (ii) on a parity with each other and the 8.45% Series D Cumulative Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), the 7.375% Series F Cumulative Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), the 7.375% Series G Cumulative Preferred Stock, par value $0.01 per share (“Series G Preferred Stock”), the 7.50% Series H Cumulative Preferred Stock, par value $0.01 per share (“Series H Preferred Stock”), the 7.50% Series I Cumulative Preferred Stock, par value $0.01 per share (“Series I Preferred Stock”), the Series J Preferred Stock, and any other class or series of the equity securities of the Corporation issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series K Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (iii) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series K Preferred Stock (“Senior Stock”); and (iv) junior to all of the existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which, unless otherwise provided, will rank senior to the Series K Preferred Stock prior to conversion.

(3)            Dividends.

(a)            Holders of Series K Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cumulative cash dividends at an initial annual rate equal to 8.2% per annum of the stated value of $25.00 per share (the “Stated Value”) (equivalent to an annual dividend rate of $2.05 per share). Beginning one year from the date of original issuance of each share of Series K Preferred Stock (the “Original Issue Date”), and on each one year anniversary thereafter for such share of Series K Preferred Stock, the dividend rate shall increase by 0.10% per annum for such share of Series K Preferred Stock; provided, however, that the dividend rate for any share of Series K Preferred Stock shall not exceed 8.7% per annum of the Stated Value. For purposes of this Section 3(a) only, the Original Issue Date of the shares of Series K Preferred Stock shall mean the earliest date that any shares of Series K Preferred Stock were issued to any investor during the calendar quarter in which the shares were issued. Dividends shall be payable monthly on the 15th day of each month (or, if such payment date is not a Business Day (as defined in Article VI of the Charter), the next succeeding Business Day), with the same force and effect as if paid on such dividend payment date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such dividend payment date to such next succeeding Business Day. Dividends shall be payable in arrears to holders of record as they appear on the records of the Corporation at the close of business on the last Business Day of each month immediately preceding the applicable dividend payment date. Dividends payable on the Series K Preferred Stock for any dividend period (including any dividend period during which any shares of Series K Preferred Stock shall be redeemed) shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series K Preferred Stock will not be entitled to receive any dividends in excess of full cumulative dividends on the Series K Preferred Stock at the dividend rate specified in this paragraph. No interest will be paid in respect of any dividend payment or payments on the Series K Preferred Stock that may be in arrears.

(b)            Dividends payable on each share of Series K Preferred Stock will be cumulative from (and including) the first day of the dividend period during which such share of Series K Preferred Stock is originally issued, whether or not in any dividend period or periods (x) such dividends shall be declared, (y) there shall be funds legally available for the payment of such dividends or (z) any agreement prohibits payment of such dividends. Each subsequent dividend shall accrue and be cumulative from (and including) the end of the most recent dividend period for which a dividend has been paid on each such share of Series K Preferred Stock. As used herein, “dividend period” shall mean the respective periods commencing on, and including, the first day of each month of each year and ending on, and including, the day preceding the first day of the next succeeding dividend period (other than the dividend period during which any shares of Series K Preferred Stock shall be redeemed or otherwise acquired by the Corporation, which shall end on, and include, the day preceding the redemption or acquisition date with respect to the shares of Series K Preferred Stock being redeemed or acquired).

(c)            When dividends are not paid in full upon the Series K Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series K Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series K Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series K Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set aside for payment with respect to any class or series of Parity Stock. Unless dividends on the Series K Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock (except by conversion or exchange for Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock or Parity Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Junior Stock or Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

(d)            No dividends on Series K Preferred Stock shall be authorized by the Board or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to the Corporation’s indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(e)            If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series K Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series K Preferred Stock for the year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.

(f)            In determining for purposes of Section 2-311 of the MGCL or otherwise under the MGCL whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference of any series of Preferred Stock with preferential rights on dissolution senior to the Series K Preferred Stock (as discussed in Section 4 below) will not be added to the Corporation’s total liabilities.

(4)            Liquidation Preference.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to or set apart for the holders of any Junior Stock, the holders of Series K Preferred Stock shall be entitled to receive, out of the Corporation’s assets legally available for distribution its stockholders, after payment or provision for the Corporation’s debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of Series K Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series K Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series K Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b)            Upon any liquidation, dissolution or winding up of the affairs of the Corporation, after payment of the full amount of the liquidating distributions have been made to the holders of Series K Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series K Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(c)            Written notice of any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of the Series K Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(d)            None of a consolidation or merger of the Corporation with or into any other corporation, trust or other entity, a consolidation or merger of any other corporation, trust or other entity with or into the Corporation, a statutory stock exchange by the Corporation or a sale, lease, transfer or conveyance of any or all of the Corporation’s assets or business shall be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

(e)            The liquidation preference of the outstanding shares of Series K Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the MGCL a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series K Preferred Stock.

(5)            Redemption by Holders.

(a)            Redemption Right.

(i)            Subject to the provisions of Section 5(d) below, each holder of shares of Series K Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem any or all of such holder’s shares of Series K Preferred Stock at a redemption price per share of Series K Preferred Stock (the “Holder Redemption Price”) equal to the Stated Value, less the Redemption Fee (as defined below), plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption (the “Holder Redemption Date”). The Redemption Fee shall be an amount equal to (i) 1.5% of the Stated Value beginning on the Original Issue Date of the shares of Series K Preferred Stock to be redeemed; and (ii) 0% of the Stated Value beginning on the first anniversary from the Original Issue Date of the shares of Series K Preferred Stock to be redeemed (the “Redemption Fee”). For purposes of this Section 5(a) only, the Original Issue Date shall mean the earliest date that any shares of Series K Preferred Stock were issued to any investor during the calendar quarter in which the shares to be redeemed were issued. For purposes of this Section 5(a), where the shares of Series K Preferred Stock to be redeemed were acquired by the holder thereof pursuant to the Corporation’s dividend reinvestment plan (the “Series K DRIP”) for shares of Series K Preferred Stock (such shares, the “Series K DRIP Shares”), the Original Issue Date of such Series K DRIP Shares shall be deemed to be the same as the Original Issue Date of the underlying shares of Series K Preferred Stock pursuant to which such Series K DRIP Shares are directly or indirectly attributable (such shares, the “Underlying Series K Shares”), and such Series K DRIP Shares shall be subject to the same Redemption Fee to which such Underlying Series K Shares would be subject if submitted for redemption.

(ii)            Subject to the following sentence, for so long as the Common Stock is listed on a national securities exchange, the Corporation has the right, in its sole discretion, to pay the Holder Redemption Price in cash or in equal value of shares of Common Stock or any combination thereof, calculated based on the closing price per share of Common Stock for the single trading day prior to the Holder Redemption Date. Pursuant to these Articles Supplementary, the Board may, without stockholder approval, permanently revoke the Corporation’s right to pay the redemption price (or a portion thereof) in Common Stock and require the Corporation to pay the redemption price solely in cash.

(b)	Redemption Following Death or Disability of a Holder.

(i)            Subject to the provisions of Section 5(d) below, the Corporation shall redeem shares of Series K Preferred Stock held by a natural person upon his or her death or upon suffering a qualifying disability at the Holder Redemption Price (including an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the Holder Redemption Date); provided, no Redemption Fee shall apply to any such redemption pursuant to this Section 5(b).

(ii)            In order to redeem shares of Series K Preferred Stock upon the death or qualifying disability of a stockholder pursuant to Section 5(b)(i) above, the following conditions must be met:

A.            the deceased or disabled holder must be the sole holder of the shares of Series K Preferred Stock to be redeemed, or the beneficiary of a trust or an individual retirement account or other retirement or profit-sharing plan that is a holder or, in the case of shares owned by spouses who are joint registered holders (or holders by tenants in the entirety), the deceased or disabled may be one of the joint holders;

B.           in the case of the disability of a holder:

i.	such disability must meet the requirements of Section 72(m)(7) of the Code (i.e., the individual must be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of a long continued and indefinite duration);

ii.	such determination of disability must be made by the U.S. governmental agency responsible for reviewing the disability retirement benefits that the holder could be eligible to receive;

iii.	the condition causing the disability shall have occurred after the date that the holder became a holder of Series K Preferred Stock; and

iv.	the condition causing the disability shall have occurred before the holder reached full retirement age, which is the age at which workers can claim full Social Security retired-worker benefits;

C.           the redemption request must be received by the Corporation within 12 months after the death or disability of the holder; and

D.           in the case of the death of a holder, the redemption request must be made by a recipient of the shares of Series K Preferred Stock through bequest or inheritance or, in the case of the death of a beneficiary of a trust, by the trustee of the trust or, in the case of shares owned by spouses who are joint registered holders (or holders by tenants in the entirety), the request may be made by the surviving spouse.

(iii)         Subject to the following sentence, for so long as the Common Stock is listed on a national securities exchange, the Corporation has the right, in its sole discretion, to pay the Holder Redemption Price in cash or in equal value of shares of Common Stock or any combination thereof, based on the closing price per share of Common Stock for the single trading day prior to the Holder Redemption Date. Pursuant to these Articles Supplementary, the Board may, without stockholder approval, permanently revoke the Corporation’s right to pay the redemption price (or a portion thereof) in Common Stock and require the Corporation to pay the redemption price solely in cash.

(c)	Procedures for Redemption.

(i)            Redemption of the Series K Preferred Stock shall be made at the option of the holder thereof, upon:

A.            delivery to the Corporation and the Corporation’s transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”) by such holder of a duly completed notice (the “Holder Redemption Notice”) in compliance with the required procedures, including those of the Corporation’s transfer agent and of The Depository Trust Company (“DTC”) for tendering interests in global certificates (the “Stated Transfer Procedures”), and specifying the number of shares of Series K Preferred Stock to be redeemed that are held by such holder as of the date of such Holder Redemption Notice; and

B.            transfer of the Series K Preferred Stock in compliance with the Stated Transfer Procedures, such transfer being a condition to receipt by the holder of the Holder Redemption Price therefor.

(ii)         The Holder Redemption Date shall be a date selected by the Corporation that is no later than 45 days after the Holder Redemption Notice is received by the Corporation.

(iii)        Prior to 11:00 a.m. (local time in the City of New York) on the Holder Redemption Date, the Corporation must deposit with the Redemption and Paying Agent in trust sufficient funds or shares of Common Stock or any combination thereof (in immediately available funds or shares of Common Stock or any combination thereof if deposited on such Business Day) to pay the Holder Redemption Price of all the shares of Series K Preferred Stock that are to be redeemed in cash or in equal value of shares of Common Stock or any combination thereof as of the Holder Redemption Date. If the Redemption and Paying Agent holds funds or shares of Common Stock sufficient to pay the Holder Redemption Price of the Series K Preferred Stock for which a Holder Redemption Notice has been tendered, then as of such Holder Redemption Date, (i) such shares of Series K Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not transfer of such shares of Series K Preferred Stock is made) and (ii) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Holder Redemption Price, in cash or in shares of Common Stock or any combination thereof, upon transfer of such shares of Series K Preferred Stock). To the extent that the aggregate amount of cash or shares of Common Stock of any combination thereof deposited by the Corporation to satisfy the Holder Redemption Price exceeds the aggregate Holder Redemption Price of the shares of Series K Preferred Stock that the Corporation has elected to redeem in cash or shares of Common Stock or any combination thereof as of the Holder Redemption Date, then, following the Holder Redemption Date, the Redemption and Paying Agent must promptly return any such excess to the Corporation.

(d)	Limitations on Holder Redemption.

(i)           Notwithstanding any provision of this Section 5, the Corporation’s obligation to redeem shares of the Series J Preferred Stock and the Series K Preferred Stock at the option of the holders pursuant to Section 5(a) hereof and Section 5(a) of the articles supplementary setting forth the rights, preferences and limitations of the Series K Preferred Stock, respectively, shall be subject to the following aggregate redemption limits:

A.            no more than 2.0% of the aggregate number of outstanding shares of Series J Preferred Stock and Series K Preferred Stock shall be redeemed per calendar month;

B.            no more than 5.0% of the aggregate number of outstanding shares of Series J Preferred Stock and Series K Preferred Stock shall be redeemed per fiscal quarter; and

C.            no more than 20.0% of the aggregate number of outstanding shares of Series J Preferred Stock and Series K Preferred Stock shall be redeemed per fiscal year.

(ii)          Redemptions at the option of the Corporation pursuant to Section 6 below shall not count towards the limits set forth in this Section 5(d)(i). Redemptions at the option of the holder following the death or disability of a holder pursuant to Section 5(b) above shall count towards the limits set forth in this Section 5(d)(i), but shall not be subject to such limits.

(iii)            If, after applying the redemption limits set forth in this Section 5(d)(i), a holder would own less than one share of Series K Preferred Stock, all of such holder’s shares of Series K Preferred Stock shall be redeemed. Otherwise, all redemption amounts shall be rounded down such that after giving effect to any redemption, no holder is left owning a fractional share. If, after applying the redemption limits in set forth in this Section 5(d)(i), the number of shares of Series K Preferred Stock to be redeemed is less than the number of shares of Series K Preferred Stock submitted for redemption by a holder, the excess shares of Series K Preferred Stock will remain subject to redemption in future periods until the earlier of (i) all shares of Series K Preferred Stock submitted by such holder for redemption have been redeemed, or (ii) such holder delivers to us a written notice of withdrawal stating the number of withdrawn shares of Series K Preferred Stock and the number of shares of Series K Preferred Stock, if any, which remain subject to redemption.

(iv)            Notwithstanding any provision of this Section 5, the Corporation’s obligation to redeem any shares of Series K Preferred Stock in cash may be limited to the extent that the Corporation does not have sufficient funds available, taking into account such reserves and other considerations as the Board may determine in its sole discretion, to fund any such cash redemption. Further, no redemptions of shares of Series K Preferred Stock shall be made by the Corporation if such redemption shall be restricted or prohibited by law.

(v)            Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series K Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series K Preferred Stock shall be redeemed unless all outstanding shares of Series K Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series K Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series K Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series K Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series K Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).

(vi)            The foregoing provisions of this Section 5(d) shall not prevent any other action by the Corporation pursuant to the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

(e)            Redemption Price. If the Holder Redemption Date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of Series K Preferred Stock at the close of business on the dividend record date will be entitled to receive the dividend payable on such shares of Series K Preferred Stock on the corresponding payment date notwithstanding the redemption of such shares of Series K Preferred Stock between such record date and the corresponding payment date and each holder or Series K Preferred Stock that surrenders such shares on such Holder Redemption Date will be entitled to the dividends accruing after the end of the applicable dividend period up to, but excluding, the Holder Redemption Date.

(6)	Redemption by the Corporation.

(a)	Redemption Right.

(i)            The Series K Preferred Stock shall not be subject to any sinking fund or mandatory redemption. Except with respect to the special optional redemption set forth in Section 6(b) below and to preserve the status of the Corporation as a REIT for federal income tax purposes, shares of Series K Preferred Stock are not redeemable by the Corporation prior to the second anniversary from the Original Issue Date of the shares of Series K Preferred Stock to be redeemed.

(ii)            Beginning on the second anniversary of each Original Issue Date of shares of Series K Preferred Stock, such shares of Series K Preferred Stock shall be redeemable by the Corporation, at the Corporation’s option, upon giving notice not less than 30 days nor more than 60 days in advance of the date fixed for redemption, in whole or in part, at any time or from time to time (the “Corporation Redemption Right”), at a redemption price per share of Series K Preferred Stock equal to the Stated Value, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption (the “Corporation Redemption Price”).

(iii)            Subject to the following sentence, for so long as the Common Stock is listed on a national securities exchange, if the Corporation elects to redeem any shares of Series K Preferred Stock, the Corporation has the right, in its sole discretion, to pay the Corporation Redemption Price in cash or in equal value of shares of Common Stock or any combination thereof, calculated based on the closing price per share of Common Stock for the single trading day prior to the date fixed for redemption. Pursuant to these Articles Supplementary, the Board may, without stockholder approval, permanently revoke the Corporation’s right to pay the redemption price (or a portion thereof) in Common Stock and require the Corporation to pay the redemption price solely in cash.

(iv)            For purposes of this Section 6(a) only, the Original Issue Date shall mean the earliest date that any shares of Series K Preferred Stock were issued to any investor during the calendar quarter in which the shares to be redeemed were issued. For purposes of this Section 6(a), where the shares of Series K Preferred Stock to be redeemed are Series K DRIP Shares, the Original Issue Date of such Series K DRIP Shares shall be deemed to be the same as the Underlying Series K Shares, and such Series K DRIP Shares shall be subject to optional redemption by the Corporation hereunder on the same date and terms as the Underlying Series K Shares.

(v)            The Series K Preferred Stock shall be subject to the provisions of Article VI of the Charter pursuant to which Series K Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in the Charter) shall automatically be transferred to a Charitable Trust (as defined in the Charter) for the exclusive benefit of a Charitable Beneficiary (as defined in the Charter), as provided in Article VI of the Charter.

(vi)            Any date fixed for redemption pursuant to this Section 6 is referred to herein as a “Redemption Date.”

(b)        Special Optional Redemption Right.

(i)            Upon the occurrence of a Change of Control (as defined below), the Corporation, at its option and upon giving notice not less than 30 nor more than 60 days in advance of the Redemption Date, may redeem the Series K Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred (the “Special Optional Redemption Right”), in cash at the Corporation Redemption Price (including an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the Redemption Date).

(ii)            A “Change of Control” is when, after the original issuance of the Series K Preferred Stock, the following have occurred and are continuing:

A.            the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

B.            following the closing of any transaction referred to in Section 6(b)(ii)(A) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depository Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American LLC (the “NYSE American”), or The Nasdaq Stock Market LLC (“Nasdaq”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(c)	Procedures for Redemption.

(i)            Notice of redemption of the Series K Preferred Stock, whether pursuant to the Corporation Redemption Right in Section 6(a) or the Special Optional Redemption Right in Section 6(b) above, shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation, no fewer than 30 days nor more than 60 days before the Redemption Date. Any notice that was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series K Preferred Stock to be redeemed; and (iv) if the notice of redemption is mailed pursuant to the Special Optional Redemption Right, (A) that the Series K Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control, and (B) that dividends on the Series K Preferred Stock to be redeemed will cease to accrue on the Redemption Date. If the Corporation redeems fewer than all of outstanding shares of the Series K Preferred Stock, the notice mailed to such holder shall also specify the number of shares of Series K Preferred Stock held by such holder to be redeemed. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.

(ii)            On or after the Redemption Date, each holder of shares of Series K Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series K Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the Corporation Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series K Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series K Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii)            If notice of redemption has been mailed in accordance with Section 6(c)(i) above and if the funds or shares of Common Stock or any combination thereof necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Series K Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in payment of the Corporation Redemption Price), all dividends on the shares of Series K Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the Corporation Redemption Price (including all accumulated and unpaid dividends up to, but not including, the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the Corporation Redemption Price (including accumulated and unpaid dividends) of the Series K Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series K Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Corporation Redemption Price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the Corporation Redemption Price (including all accumulated and unpaid dividends to, but not including, the Redemption Date). Any interest or other earnings earned on the Corporation Redemption Price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series K Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

(d)	Limitations on Redemption.

(i)            If fewer than all of the outstanding shares of Series K Preferred Stock issued on such Original Issue Date are to be redeemed pursuant to the Corporation Redemption Right, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed will be selected by the Board pro rata (as nearly as practicable without creating fractional shares) from the holders of record of such shares in proportion to the number of such shares held by such holders, by lot or in such manner as the Board may determine. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series K Preferred Stock would Beneficially Own or Constructively Own, in excess of the Ownership Limit because such holder’s shares of Series K Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series K Preferred Stock from such holder such that he will not hold in excess of the Ownership Limit subsequent to such redemption.

(ii)            Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series K Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series K Preferred Stock shall be redeemed unless all outstanding shares of Series K Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series K Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series K Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series K Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series K Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).

(iii)            The foregoing provisions of this Section 6(d) shall not prevent any other action by the Corporation pursuant to the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

(e)            Redemption Price. If a Redemption Date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of Series K Preferred Stock at the close of business on the dividend record date will be entitled to receive the dividend payable on such shares of Series K Preferred Stock on the corresponding payment date notwithstanding the redemption of such shares of Series K Preferred Stock between such record date and the corresponding payment date and each holder or Series K Preferred Stock that surrenders such shares on such Redemption Date will be entitled to the dividends accruing after the end of the applicable dividend period up to, but excluding, the Redemption Date. Except as otherwise provided in this Section 6, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series K Preferred Stock for which a notice of redemption has been given.

(7)	Voting Rights.

(a)            Holders of the Series K Preferred Stock shall not have any voting rights, except as described below.

(b)            If and whenever dividends on any shares of Series K Preferred Stock shall be in arrears for 18 or more monthly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board shall be increased by two and the holders of such shares of Series K Preferred Stock (voting together as a single class with all other classes or series of capital stock ranking on a parity with the Series K Preferred Stock as to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) shall be entitled to vote for the election of the additional directors of the Corporation (the “Preferred Stock Directors”) who shall each be elected for one-year terms. Such election shall be held at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series K Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors will be held at the earlier of the next annual or special meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series K Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid. In such cases, the entire Board automatically shall be increased by two directors.

(c)            The procedures in this Section 7(b) for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series K Preferred Stock pursuant to this Section 7. Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board will be automatically increased to include the directors to be elected pursuant to this Section 7(b).

(d)            If and when all accumulated dividends and the dividend for the current dividend period on the Series K Preferred Stock shall have been paid in full, the holders of shares of Series K Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full on all other classes or series of Parity Preferred Stock, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the Board shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if there is no such remaining director, by vote of holders of a majority of the outstanding shares of Series K Preferred Stock and any other such series of Parity Preferred Stock voting as a single class. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series K Preferred Stock and any other series of Parity Preferred Stock voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter presented to the Board.

(e)            The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series K Preferred Stock and the holders of all other classes or series of Preferred Stock entitled to vote on such matters, voting as a single class, in addition to any other vote required by the Charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including these Articles Supplementary , whether by merger, consolidation or other business combination (in any such case, an “Event”) or otherwise if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series K Preferred Stock. Neither (i) an amendment of the Charter to authorize, create, or increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, including additional Series K Preferred Stock, nor (ii) an Event, so long as the Series K Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such Event the Corporation may not be the surviving entity, shall be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series K Preferred Stock. Such vote of the holders of Series K Preferred Stock as described in this Section 7(e) shall not be required if provision is made to redeem all Series K Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

(f)            For the avoidance of doubt, if any amendment, alteration, repeal, merger or consolidation described above in clause (ii) of the first sentence of Section 7(e) would adversely affect one or more but not all classes or series of Preferred Stock of the Corporation, then only the classes or series of Preferred Stock of the Corporation adversely affected and entitled to vote on such matter shall vote as a class in lieu of all other classes or series of Preferred Stock of the Corporation. In addition, so long as any shares of Series K Preferred Stock remain outstanding, the holders of the outstanding shares of Series K Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Charter, including these Articles Supplementary establishing the Series K Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series K Preferred Stock, and the holders of any other classes or series of the capital stock of the Corporation will not be entitled to vote on such an amendment, alteration or repeal. The vote required for such an amendment, alteration or repeal is the affirmative vote or consent of the holders of a majority of the outstanding Series K Preferred Stock.

(g)            On any matter on which the holders of Series K Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series K Preferred Stock shall have one vote per share, except that when shares of any other series of Preferred Stock shall have the right to vote with the Series K Preferred Stock as a single class on any matter, then the Series K Preferred Stock and such other class or series shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

(h)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series K Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds or shares of Common Stock or any combination thereof have been deposited in trust to effect such redemption.

(8)            Conversion Right. Subject to the redemption provisions set forth in Section 5 and Section 6, the shares of Series K Preferred Stock are not convertible into or exchangeable for any other securities or property of the Corporation.

(9)            Status of Shares Redeemed, Reacquired or Converted. All shares of Series K Preferred Stock which shall have been issued pursuant to these Articles Supplementary and thereafter reacquired by the Corporation in any manner, including without limitation redemption, repurchase, exchange or conversion, shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series, and subject to further classification and reclassification pursuant to the Charter.

(10)            Restrictions on Transfer, Acquisition and Redemption of Shares. The Series K Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VI of the Charter shall also be applied to the Series K Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series K Preferred Stock. In addition to the legend contemplated by Article VI, Section 2.9 of the Charter, each certificate for Series K Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

FOURTH:  The Series K Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FIFTH:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH:  These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary as of the date first written above.

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ J. Robison Hays, III
Name: J. Robison Hays, III
Title: Chief Executive Officer and President

ATTEST:

By:	/s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President, General Counsel and Secretary

[Signature page to Series K Preferred Stock Articles Supplementary]